Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201460

Prospectus Supplement No. 7

to Prospectus dated February 11, 2015

Cachet Financial Solutions, Inc.

20,682,458 Shares

Common Stock

This prospectus supplement amends and updates our prospectus dated February 11, 2015, prospectus supplement No. 1 dated March 5, 2015, as amended on April 9, 2015, prospectus supplement No. 2 dated June 10, 2015, prospectus supplement No. 3 dated September 14, 2015, prospectus supplement No. 4 dated October 14, 2015, prospectus supplement No. 5 dated November 13, 2015 and prospectus supplement No. 6 dated November 20, 2015, relating to the resale of up to 20,682,458 outstanding shares of common stock of Cachet Financial Solutions, Inc. (the “Company”). These shares include 11,106,743 shares of common stock underlying convertible debt and warrants issued to three accredited investors in private placement offerings, and 9,575,715 shares of common stock underlying convertible preferred stock and warrants issued and sold to 28 accredited investors in a private placement offering. The foregoing prospectus and previously filed prospectus supplements are collectively referred to as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement incorporates into the prospectus the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on December 1, 2015.

This prospectus supplement is not complete without the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” section of the prospectus to read about the risks you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

The date of this prospectus supplement is December 17, 2015

Index of SEC Filings

The following reports listed below are filed as a part of this prospectus supplement no. 7.

Appendix No.	Description

Appendix 1	Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 1, 2015.

Appendix 1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): November 25, 2015

CACHET FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317

(Address of principal executive offices) (Zip Code)

(952) 698-6980

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities.

From October 2015 through November 30, 2015, the Company completed the unregistered sale of 1,650,000 shares of its common stock, pursuant to warrant exercise notices, at an exercise price of $0.4816 per share for total proceeds of $794,640. As consideration for the warrants being exercised on a cash basis, the Company agreed to issue five-year replacement warrants, covering 110% of the number of shares purchased upon exercise of the existing warrants, with an exercise price of $0.4816 per share. Accordingly, replacement warrants covering a total of 1,815,000 shares of the Company’s common stock have been issued through the date of this filing. In addition, on November 11, 2015, the Company issued a financial advisory services firm a total of 175,000 shares of unregistered common stock in consideration for services provided as part of completing the Company’s Series C Convertible Preferred Stock offering in June of 2015. Also, on November 25, 2015, the Company issued an investor a warrant a five-year warrant to purchase 168,117 shares of common stock at $0.4816 per share in consideration for the investor providing the Company sales referrals to various banks and credit unions.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACHET FINANCIAL SOLUTIONS, INC.: (Registrant)

By:	/s/ Darin P. McAreavey
Darin P. McAreavey Executive Vice President and Chief Financial Officer

Dated: November 30, 2015

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